PIMCO DYNAMIC INCOME OPPORTUNITIES FUND

NOTICE OF CHANGE OF TRUSTEES

WHEREAS, PIMCO Dynamic Income Opportunities Fund (the “Trust”) is organized as a trust under the laws of the Commonwealth of Massachusetts; and

WHEREAS, James A. Jacobson resigned as a Trustee of the Trust, effective as of December 31, 2020;

WHEREAS, the Board nominated and appointed Sarah E. Cogan as a Trustee of the Trust, effective January 29, 2021, following the closing of the Trust’s initial public offering; and

WHEREAS, the Board nominated and appointed David N. Fisher as a Trustee of the Trust, effective January 29, 2021, following the closing of the Trust’s initial public offering;

WHEREAS, the Board nominated and appointed John C. Maney as a Trustee of the Trust, effective January 29, 2021, following the closing of the Trust’s initial public offering;

NOW, THEREFORE, as a result of the foregoing Trustee nominations, appointments and resignation, the eight (8) Trustees of the Trust are:

Sarah E. Cogan	1633 Broadway
New York, New York 10019

Deborah A. DeCotis	1633 Broadway
New York, New York 10019

David N. Fisher	650 Newport Center Drive Newport Beach, CA 92660

Hans W. Kertess	1633 Broadway
New York, New York 10019

Joseph B. Kittredge, Jr.	1633 Broadway
New York, New York 10019

John C. Maney	650 Newport Center Drive
Newport Beach, CA 92660

William B. Ogden, IV	1633 Broadway
New York, New York 10019

Alan Rappaport	1633 Broadway
New York, New York 10019

IN WITNESS WHEREOF, this Notice has been subscribed this 29th day of January, 2021, by the undersigned who affirms that the statements made herein are true under the penalties of perjury.

/s/ Ryan Leshaw
Ryan Leshaw, Chief Legal Officer

Signature Page – PIMCO Dynamic Income Opportunities Fund (PDO)